SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                V-ONE Corporation
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                Delaware                                  52-1953278
------------------------------------------       ------------------------------
     (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                   Identification No.)

            20250 Century Boulevard, Germantown, MD 20874 - (301)
                                   515-5200
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Charles B. Griffis
               Senior Vice President and Chief Financial Officer
                                V-ONE Corporation
                             20250 Century Boulevard
                              Germantown, MD 20874
                                 (301) 515-5243
------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               Cary J. Meer, Esq.
                             Judith A. Caesar-Brown
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                            Washington, DC 20036-1800

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of their Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.                                                               /_/

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.                        /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.               /_/_______

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                /_/_______

      If delivery of the  prospectus  is expected to be made  pursuant to Rule
434, please check the following box.                                         /_/

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                       Proposed
 Title of Each Class                   Maximum        Proposed      Amount of
 of Securities To Be    Amount To      Offering        Maximum     Registration
     Registered       Be Registered   Price Per       Aggregate       Fee(1)
                                       Share(1)       Offering
                                                      Price(1)
--------------------------------------------------------------------------------
Common Stock, $.001     2,000,000   $    3.75      $   7,500,000   $ 2,212.50
par  value per share
(2)

Common Stock, $.001       250,000   $    3.75      $     937,500   $   276.56
par value per share
(2)(3)

Common Stock, $.001        60,000   $    3.75      $     225,000   $    66.38
par value per share
(4)

Common Stock, $.001       383,999   $    3.75      $   1,439,996   $   424.80
par value per share
(5)

Common Stock, $.001       860,152   $    3.75      $   3,225,570   $   951.54
par value per share
(6)

Total                   3,554,151   $    3.75      $  13,328,066   $ 3,931.78
--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the Common Stock on December 31, 1997. Registration fee is calculated pursuant to Rule 457(c).

(2) Includes shares of Common Stock issuable in connection with the Series A Convertible Preferred Stock ("Series A Stock") of V-ONE Corporation ("V-ONE") and warrants to purchase Common Stock of V-ONE issuable to Advantage Fund II Ltd. on conversion of the Series A Stock. Pursuant to Rule 416, also includes such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of and in payment of dividends on the Series A Stock and exercise of these warrants (a) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (b) by reason of reductions in the conversion price of the Series A Stock and the exercise price of the warrants in accordance with the terms thereof, including the terms that cause reductions as the sale price of the Common Stock of V-ONE decreases.

(3) Includes 250,000 shares of Common Stock that may be issued in payment of dividends on the Series A Stock.

(4) Includes shares of Common Stock issuable in connection with warrants to purchase Common Stock of V-ONE issued to Wharton Capital Partners, Ltd. and Dennis Rush. Pursuant to Rule 416, also includes such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of these warrants (a) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (b) by reason of reductions in the exercise price of the warrants in accordance with the terms thereof.

(5) Includes shares of Common Stock issuable in connection with warrants to purchase Common Stock of V-ONE issued to JMI Equity Fund II, L.P. Pursuant to Rule 416, also includes such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of these warrants (a) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (b) by reason of reductions in the exercise price of the warrants in accordance with the terms thereof.

(6) Includes 74,428 shares of Common Stock held by Bryan T. Vanas, 33,333 shares of Common Stock held by Stanley Shapiro, 12,151 shares of Common Stock held by Burnett H. Moody, 9,488 shares of Common Stock held by Norman D. Fine, 45,506 shares of Common Stock held by Golden Eagle Partners, 54,540 shares of Common Stock held by the Shapiro Family Trust, 39,854 shares of Common Stock held by Joseph and Rosa Lupo, 109,856 shares of Common Stock held by the Lee DeVisser Trusts, 253,920 shares of Common Stock held by Lewis M. Schott, 13,665 shares of Common Stock held by John
      J. Egan, IV, 182,300 shares of Common Stock held by Steven A. Cohen, and 31,111 shares of Common Stock held by Kenneth Lissak.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                     SUBJECT TO COMPLETION, JANUARY 7, 1998

                                3,554,151 SHARES

                                V-ONE CORPORATION

                                  COMMON STOCK

      All of the 3,554,151 shares ("Shares" or Offered Shares") of Common Stock, $0.001 par value per share ("Common Stock"), that V-ONE Corporation, a Delaware corporation ("V-ONE" or the "Company"), offered hereby will be sold by Advantage Fund II Ltd. ("Advantage"), Wharton Capital Partners, Ltd. ("Wharton"), Dennis Rush ("Rush"), JMI Equity Fund II, L.P. ("JMI"), Bryan T. Vanas, Stanley Shapiro, Burnett H. Moody, Norman D. Fine, Golden Eagle Partners, the Shapiro Family Trust, Joseph and Rosa Lupo, the Lee DeVisser Trusts, Lewis M. Schott, John J. Egan IV, Steven A. Cohen and Kenneth Lissak (collectively, Advantage, Wharton, Rush, JMI, Bryan T. Vanas, Stanley Shapiro, Burnett H. Moody, Norman D. Fine, Golden Eagle Partners, the Shapiro Family Trust, Joseph and Rosa Lupo, the Lee DeVisser Trusts, Lewis M. Schott, John J. Egan IV, Steven A. Cohen and Kenneth Lissak are referred to as the "Selling Stockholders"), or their respective pledgees, donees, transferees or other successors in interest. Certain of the Shares are issuable on conversion of the Company's Series A Convertible Preferred Stock ("Series A Stock") issued to Advantage, on exercise of warrants issuable to Advantage on conversion of the Series A Stock, and on exercise of warrants held by Wharton, Rush and JMI (all of such warrants are collectively referred to as the "Warrants"). Certain of the Shares are currently held by Bryan T. Vanas, Stanley Shapiro, Burnett H. Moody, Norman D. Fine, Golden Eagle Partners, the Shapiro Family Trust, Joseph and Rosa Lupo, the Lee DeVisser Trusts, Lewis M. Schott, John J. Egan IV, Steven A. Cohen and Kenneth Lissak. This Prospectus covers the resale by the Selling Stockholders of up to 3,554,151 Shares, plus, in accordance with Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), such presently indeterminate number of additional Shares as may be issuable upon conversion of and in payment of dividends on the Series A Stock or exercise of the Warrants, based upon fluctuations in the conversion price of the shares of Series A Stock or the exercise price of the Warrants. The shares of Series A Stock, the Warrants, and the shares of Common Stock issuable upon conversion or exercise thereof, and in payment of dividends on the Series A Stock, have been and will be issued in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution" and "Selling Stockholders." The Company's Common Stock is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market. On January 5, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $3.50 per share.

      None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. However, the Company will receive proceeds from the exercise of the Warrants if the Warrants are exercised. With respect to Shares that may be issued in payment of dividends on the Series A Stock, the Company will not be required to pay dividends on the Series A Stock in cash. The Company will pay substantially all of the expenses with respect to the offering and the sale of the Shares to the public, including the costs associated with registering the Shares under the Securities Act, and preparing and printing this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

      The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

      The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify certain of the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF SECURITIES HEREUNDER.

                   ---------------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY
    OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR
   THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE
 UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF
                                 ANY SUCH STATE.
                   ---------------------------------------

_______________, 1998

                              AVAILABLE INFORMATION

      A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission (the "SEC"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain financial and other information relating to the Company is contained in the documents indicated below under "Incorporation of Certain Documents by Reference," which are not presented herein or delivered herewith. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge or may be obtained from the SEC upon the payment of certain fees prescribed by the SEC at the public reference facilities maintained by the SEC in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York at 7 World Trade Center, 13th Floor, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices in New York, 7 World Trade Center, 13th Floor, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents can be obtained at the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by reference to the Company on the SEC's Worldwide Web page (http://www.sec.gov).

      The Company's Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at Nasdaq, 1735 K Street, N.W., Washington, D.C. 20036

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by the Company with the SEC, are incorporated herein by reference:

       (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

       (2) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997;

       (3) The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997;

       (4) The Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1997;

       (5)  The Company's Current Report on Form 8-K filed December 3, 1997;

       (6)  The Company's  Current  Report on Form 8-K filed  December 15, 1997;
            and

       (7) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 9, 1996, pursuant to Section 12(g) of the Exchange Act.

      All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents referred to above that have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to: V-ONE Corporation, 20250 Century Boulevard, Germantown, Maryland 20874, attention: Charles B. Griffis, Senior Vice President and Chief Financial Officer. Mr. Griffis' telephone number is (301) 515-5243.

                                   THE COMPANY

      The Company  develops,  markets,  and  licenses a  comprehensive  suite of network security products that enables organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public networks, such as the Internet. The Company's suite of products address network user authentication, perimeter security, access control, and data integrity through the use of smart cards, firewalls, and encryption technology. The Company's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. The Company's products have been designed with an open and flexible architecture to allow for enhanced application functionality and to support future network security standards. In addition, the Company's products enable organizations to deploy and scale their solutions from small, single-site networks to large, multi-site environments.

      The Company was incorporated in Maryland in February 1993 and reincorporated in Delaware in February 1996. Effective July 2, 1996, the Company changed its name from "Virtual Open Network Environment Corporation" to "V-ONE Corporation." The Company's principal executive offices are located at 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874. The Company's telephone number is (301) 515-5200.

                                  RISK FACTORS

      The Company operates in a rapidly changing environment that involves numerous risks, some of which are beyond the Company's control. The following discussion highlights some of the risks the Company faces. Readers are also referred to the documents filed by the Company with the SEC, specifically the Company's Form 10-K for its most recent fiscal year, which identifies important risk factors for the Company.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT

      The Company was founded in February 1993 and introduced its first product in December 1994. Accordingly, the Company did not generate any significant revenues until 1995 when it commenced sales of its SmartWall firewall product and introduced its SmartGate client/server system. Revenues for 1995 and 1996 were approximately $1,104,000 and $6,266,000 and for the nine months ended September 30, 1997 were approximately $6,929,000. The Company's growth in recent periods may not be an accurate indication of future results of operations in light of the Company's short operating history, the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and the Company's products in particular. As of September 30, 1997, the Company had accumulated a deficit of approximately $12,795,000. The Company currently expects to incur additional net losses over the next several quarters as a result of greater operating expenses incurred to fund research and development and to increase its sales and marketing efforts.

      Because of the Company's limited operating history, there can be no assurance that the Company will achieve or sustain profitability or significant revenues. To address these risks, the Company must, among other things, continue its emphasis on research and development, successfully execute and implement its marketing strategy, respond to competitive developments and seek to attract and retain talented personnel. There can be no assurance that the Company will successfully address these risks and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

      The Company's success will depend, to a large extent, upon the performance of its senior management and its technical, sales and marketing personnel, many of whom have only recently joined the Company. There is keen competition in the software security industry to hire and retain qualified personnel and the Company is actively searching for additional qualified personnel. The Company's success will depend upon its ability to retain and hire additional key personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect upon the Company's results of operations and product development efforts. The Company currently has $1.0 million "key man" life insurance policies on the lives of each of James F. Chen, its Chairman and founder, Jieh-Shan Wang, its Senior Vice President of Engineering, and Marcus J. Ranum, its Chief Scientist (Mr. Ranum is no longer an employee of the Company, but is serving in this capacity as a consultant). This coverage, however, may not be sufficient to mitigate the impact that the loss of the services of Mr. Chen, Mr. Wang or Mr. Ranum would have on the Company. Although the Company has entered into employment agreements with Mr. Chen and Mr. Wang, as well as with David D. Dawson, its President and Chief Executive Officer, and Charles B. Griffis, its Senior Vice President and Chief Financial Officer, that provide for fixed terms of employment, the Company has not historically provided such types of employment agreements to its other employees, including its executive officers. This may adversely impact the Company's ability to attract and retain the necessary technical, management and other key personnel, which could have a material adverse effect upon the Company's results of operations and product development efforts.

MANAGEMENT OF GROWTH

      The Company has recently experienced and may continue to experience substantial growth in the number of its employees and the scope of its operations, resulting in increased responsibilities for management and added pressure on the Company's operating and financial systems. As of December 15, 1997, the Company had 77 employees, as compared to 79 employees on February 28, 1997, 34 employees on January 1, 1996 and 7 employees on January 1, 1995. To manage growth effectively, the Company will need to continue to improve its operational, financial and management information systems and will need to hire, train, motivate and manage a growing number of employees. Competition is intense for qualified technical, marketing and management personnel. There can be no assurance that the Company will be able to achieve or manage any future growth, and its failure to do so could delay product development cycles and marketing efforts or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company is not currently involved in negotiations for any acquisitions, the Company may undertake acquisitions in the future. Any such transaction would place additional strains upon the Company's management resources.

ANTICIPATED FLUCTUATIONS IN QUARTERLY RESULTS

      As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues. The Company's quarterly sales and operating results generally depend on the volume and timing of, and ability to fill, orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for the Company's products in relation to the Company's expectations could have an immediate adverse impact on the Company's business, financial condition and results of operations. In addition, the Company plans to increase its operating expenses to fund the rapid growth of its sales and marketing operations, distribution channels, customer support capabilities and research and development activities. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, financial condition and results of operations may be materially adversely affected.

      The Company expects to experience significant fluctuations in future quarterly operating results, which may be caused by a number of factors, such as the pricing and mix of products and services sold, the introduction of new products by the Company and its competitors, the timing of orders and the shipment of products, market acceptance of the Company's products, the ability of the Company's direct sales force and resellers to market its products successfully, the mix of distribution channels used and other factors that may be beyond the Company's control. Thus, the Company believes that comparisons of quarterly operating results are not meaningful and should not be relied upon, nor will they necessarily reflect the Company's future performance. Because of the foregoing factors, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

DEPENDENCE ON THE INTERNET AND INTRANETS

      The Company's success depends substantially upon the market acceptance of the Internet and intranets as mediums for commerce and communication. Although the Company believes that its software security products will facilitate and fortify commerce and communication over the Internet and intranets, there can be no assurance that commerce and communication over the Internet and intranets will expand or that the Company's products will be adopted for security purposes. In addition, the Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complementary products and services. If the Internet and intranets do not develop as mediums of commerce and communication or the Internet does not develop as a viable commercial marketplace due to inadequate development of infrastructure or complementary products and services, or for other reasons beyond the Company's control, the Company's business, financial condition and results of operations may be materially adversely affected.

RISKS ASSOCIATED WITH THE EMERGING NETWORK SECURITY MARKET

      The market for the Company's products is in an early stage of development. The rapid development of Internet and intranet computing has increased the ability of users to access proprietary information and resources and has recently increased demand for network security products. Because the market for network security products is only beginning to develop, it is difficult to assess the size of the market, the product features desired by the market, the optimal price structure for the Company's products, the optimal distribution strategy and the competitive environment that will develop in this market.
Declines in demand for the Company's products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors beyond the Company's control, could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON PRINCIPAL PRODUCTS; UNCERTAINTY OF PRODUCT ACCEPTANCE

      The Company currently generates most of its revenues from its SmartWall and SmartGate products. Accordingly, any factor that adversely affects sales of these products could have a material adverse effect on the Company. While SmartWall and SmartGate have met with a favorable degree of market acceptance since sales of SmartWall commenced in the first quarter of 1995 and since SmartGate was introduced in the fourth quarter of 1995, respectively, there can be no assurance that SmartWall or SmartGate will continue to be accepted in the future. In addition, there can be no assurance that there will be market acceptance of any of the Company's products that may be introduced in the future. The Company's success will, in part, depend upon the Company's ability to design, develop and introduce new products, services and enhancements on a timely basis to meet changing customer needs, technological developments and evolving industry standards.

INTELLECTUAL PROPERTY RIGHTS; INFRINGEMENT CLAIMS

      The Company relies on trademark, copyright, patent and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect the proprietary rights of the Company and the companies from which the Company licenses technology. Prosecution of patent applications and any other patent applications that the Company may subsequently determine to file, may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted, that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. The Company currently intends to pursue patent protection outside of the United States for the technology covered by the most recently filed patent application although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby. The Company currently holds patents on its Wallet Technology, its SmartGate technology, and its Smartcard Technology.

      The Company's success is also dependent in part upon its proprietary software technology and technology licensed from others. There can be no assurance that the Company's trade secrets or license or non-disclosure agreements will provide meaningful or contractually required protection for the proprietary technology and other proprietary information of the Company and the companies from which the Company licenses technology. Further, the Company relies on "shrink wrap" license agreements that are not signed by the end user to license the Company's products and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that its technology will not infringe upon patents, copyrights or other intellectual property rights owned by others.

      Further, the Company may be subject to additional risk as the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets and technology developed by the Company may not be protectable in such foreign jurisdictions in circumstances where protection is ordinarily available in the United States.

      The Company believes that, due to the rapid pace of technological innovation for network security products, the Company's ability to establish and, if established, maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.

      As the number of security products in the industry increases and the functionality of these products further overlap, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to develop, produce and market commercially viable products effectively. Failure to obtain those licenses could have a material adverse effect on the Company's ability to market its software security products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.

      Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF ERRORS OR FAILURES; PRODUCT LIABILITY RISKS

      The complex nature of the Company's products can make the detection of errors or failures in certain of its software products difficult when such products are introduced, which may result in delays and lost revenues during the correction process. In addition, there can be no assurance that any technology licensed by the Company for use in its products does not contain errors that would adversely affect such products. Despite testing by the Company and current and prospective customers, there can be no assurance that errors will not be discovered in new products or releases after commencement of commercial shipments, possibly resulting in delay, adverse publicity, loss of market acceptance and claims against the Company.

      A malfunction or the inadequate design of the Company's products could result in tort or warranty claims. The Company generally attempts to reduce the risk of such losses to itself and to the companies from which the Company licenses technology through warranty disclaimers and liability limitation clauses in its license agreements. There can be no assurance that the Company has obtained adequate contractual protection in all instances or where otherwise required under agreements the Company has entered into with others or that such measures will be effective in limiting the Company's liability to end users and to the companies from which the Company licenses technology. The Company also relies on "shrink wrap" license agreements that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. The Company currently has product liability insurance. However, there can be no assurance that adequate insurance coverage was obtained by the Company and any product liability claim against the Company for damages resulting from security breaches could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a well-publicized actual or perceived security breach could adversely affect the market's perception of security products in general, or the Company's products in particular, regardless of whether such breach is attributable to the Company's products. This could result in a decline in demand for the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS; RISK OF NEW PRODUCT INTRODUCTION

      The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose the Company's existing products to new and unexpected attacks and require accelerated development of new products or enhancements to existing products. There can be no assurance that the Company will be able to counter challenges to its current products, that the Company's future product offerings will keep pace with technological changes implemented by competitors or persons seeking to breach network security, that its products will satisfy evolving consumer preferences or that the Company will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF DEFECTS AND DEVELOPMENT DELAYS

      The Company may experience schedule overruns in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new software products, the Company's development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, market developments or Company initiated changes. Changes in product specifications may delay completion of documentation, packaging or testing, which may, in turn, affect the release schedule of the product. When developing complex software products, the technology market may shift during the development cycle, requiring the Company either to enhance or change a product's specifications to meet a customer's changing needs. These factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.

EVOLVING DISTRIBUTION CHANNELS

      The Company has previously relied primarily on its direct sales force for the sale and marketing of its products, but is now focusing on a channel distribution strategy. The Company has added to its internal sales and marketing staff in order to increase this sales effort. There can be no assurance the cost of such expansion will not exceed the revenues generated or that the Company's sales and marketing organization will successfully compete against the more extensive and well-funded sales and marketing operations of certain of its current and future competitors.

      The Company has developed a distribution strategy that involves the development of strategic alliances with resellers and international distributors to enable the Company to achieve broad market penetration. Although the Company has begun to establish its reseller distribution channel, there can be no assurance that the Company will be able to continue to attract integrators and resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company generally ships products to distributors, integrators and resellers on a purchase-order basis, and its distributors, integrators and resellers generally carry competing product lines. Therefore, there can be no assurance that any distributor, integrator or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could materially adversely affect the Company's business, financial condition and results of operations in the future.

      In addition, the Company has experienced difficulty in collecting, on a timely basis, receivables from these distributors. Although the Company has begun to make efforts to collect these receivables on a timely basis, there can be no assurance that the Company will be able to do so and the failure to collect such receivables could have a material adverse effect on the Company's financial condition and results of operations.

INTERNATIONAL SALES

      The Company has increased its presence in overseas markets by expanding international distribution relationships for its suite of network security products, including SmartWall and SmartGate. There can be no assurance, however, that the Company will be successful in expanding its relationships with international distributors or in gaining commercial acceptance of its products abroad. To the extent that the Company expands international sales, currency fluctuations could make its products less competitive in foreign markets and contribute to fluctuations in the Company's operating results. Political instability, difficulties in staffing and managing international operations, potential insolvency of international resellers, longer receivable collection periods and difficulty in collecting accounts receivable also pose risks to the development of international marketing efforts. Moreover, the laws of certain countries, or the enforcement thereof, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

LONG SALES CYCLE; SEASONALITY

      Sales of the Company's products generally involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. Prior to such sales, the Company often permits customers to evaluate products being considered for license, generally for a period of up to 30 days. For these and other reasons, the sales cycle associated with the Company's products is likely to be lengthy and subject to a number of significant risks over which the Company has little or no control and, as a result, the Company believes that its quarterly results are likely to vary significantly in the future. The Company may be required to ship products shortly after it receives orders and, consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and shipped in that period. The Company plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenues fall significantly below anticipated levels, the Company's financial condition and results of operations could be materially and adversely affected. In addition, the Company may experience significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. The Company believes that revenues may tend to be higher in the third quarter due to the fiscal year end of the U.S. government and higher in the fourth quarter due to year-end budgetary pressures on the Company's commercial customers and the tendency of certain of its existing and prospective customers to implement changes in computer or network security prior to the end of the calendar year.

LIQUIDITY AND CAPITAL REQUIREMENTS; DEPENDENCE ON THE PUBLIC OFFERING

      The Company anticipates that its existing capital resources will be adequate to satisfy its capital requirements at least through March 31, 1999. The Company's future capital requirements, however, will depend on many factors, including its ability to successfully market and sell its products. To the extent that the funds generated by the Company's initial public offering in 1996, the recent sale of 4,000 shares of Series A Stock (see "Description of Capital Stock -- Series A Convertible Preferred Stock"), and from the Company's on-going operations are insufficient to fund the Company's future operating requirements, it may be necessary to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financings, could result in dilution to the Company's shareholders. If adequate capital is not available, the Company may be required to curtail its operations significantly.

RISK OF SALES TO GOVERNMENTS

      In 1995, the Company derived a substantial portion of its revenue from the sale of SmartWall to departments and agencies of the U.S. government and government contractors. In 1996, the Company's revenues were attributable, in part, to a contract with the National Security Agency. In 1997, approximately one-third of the Company's total sales were attributable to contracts with various agencies and departments of the United States government and of state and local governments. Because no government agency or department has an obligation to award contracts to, or to purchase products from, the Company in the future, the Company believes that future government contracts and orders for its network security products will in part be dependent upon the continued favorable reaction of government agencies and departments to the development capabilities of the Company and the reliability and perception of its products. There can be no assurance that the Company will be able to sell its products to government departments and agencies and government contractors or that such sales, if any, will result in commercial acceptance of the Company's products. In addition, reductions or delays in funds available for projects the Company is performing or to purchase its products could have an adverse impact on the Company's government contracts business.

      Contracts involving the U.S. government are also subject to the risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. The Company is also exposed to the risk of increased or unexpected costs, causing losses or reduced profits, under government and certain third-party contracts. Any of the foregoing events could have a material adverse effect on the Company's business, financial condition and results of operations.

EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS

      The Company currently sells its products abroad and intends to continue to expand its relationships with international distributors for the sale of its products overseas. The Company's international sales and operations could be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. In particular, the Company's information security products are subject to the export restrictions administered by the U.S. Department of Commerce, which, in the case of some products, permit the export of encryption products only with a specific export license. These export laws also prohibit the export of encryption products to a number of countries, individuals and entities and may restrict exports of some products to a narrow range of end-users. In certain foreign countries, the Company's distributors are required to secure licenses or formal permission before encryption products can be imported. While the Company has obtained a license exception to export strong encryption from the U. S. Department of Commerce, there is no assurance that the Company or its distributors will be able to secure required licenses in a timely manner, if at all. As a result, foreign competitors that face less stringent controls on their products may be able to compete more effectively than the Company in the global network security market. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

MARKET VOLATILITY

      The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by the Company or its competitors and changes in financial estimates by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many technology companies and that has often been unrelated and disproportionate to the operating performance of such companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of the Company's Common Stock.


                                 USE OF PROCEEDS

      There will be no proceeds to the Company from the sale of the Shares by the Selling Stockholders. Any proceeds of sales of Common Stock received by the Selling Stockholders will be retained by the Selling Stockholders. If all of the Warrants issued and issuable to the Selling Stockholders are exercised, the Company will receive gross proceeds of approximately $2.8 million (based on the conversion price of the Series A Stock on January 5, 1998), which proceeds the Company expects to use for general corporate purposes. There can be no assurance that any of such Warrants will be exercised. In addition, with respect to Shares that may be issued in payment of dividends on the Series A Stock, the Company will not be required to pay dividends on the Series A Stock in cash. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

      The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of January 5, 1998 and the number of Shares that may be offered for sale pursuant to this Prospectus by each such Selling Stockholder. Except as set forth below, none of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of the transaction that results in its ownership of shares of Common Stock. The Shares may be offered from time to time by the Selling Stockholders named below. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares, nor are the Selling Stockholders obligated to sell any such Shares immediately pursuant to the Registration Statement of which this Prospectus forms a part. Because the Selling Stockholders may sell all or part of their Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

      Pursuant to Rule 416 under the Securities Act, Advantage, Wharton, Rush and JMI may also offer and sell an indeterminate number of additional shares of Common Stock that may become issuable upon conversion of and in payment of dividends on the Series A Stock and upon exercise of the Warrants (described below) (whether owned as of the date of this Prospectus or hereafter acquired) as a result of anti-dilution provisions contained as the Certificate of Designations of Series A Convertible Preferred Stock ("Series A Certificate") and the Warrants (including by reason of changes in the conversion price of the Series A Stock in accordance with the terms of the Series A Certificate). Such additional shares are not included in the following table.


                                                                                           Common Stock Beneficially
                                                                                            Owned After Offering (1)
                               Shares of Common Stock                               ---------------------------------
Name of Selling               Beneficially Owned Prior   Common Stock Offered                        Percent of
Stockholder                          to Offering                Hereby               Number         Outstanding
----------------------------- -------------------------- ---------------------- ----------------- -------------------

Advantage Fund II Ltd.           1,608,678(2)(4)(5)          2,250,000(2)(4)                0                  0
Wharton Capital Partners, Ltd.            48,000(3)                48,000(3)                0                  0
Dennis Rush                               12,000(3)                12,000(3)                0                  0
JMI Equity Fund II, L.P.                 450,665(6)               383,999(6)           66,666                  *
Bryan T. Vanas                               74,428                   74,428                0                  0
Stanley Shapiro                              68,583                   33,333           35,250                  *
Burnett H. Moody                             53,262                   12,151           41,111                  *
Norman D. Fine                               20,043                    9,488           10,555                  *
Golden Eagle Partners                        50,506                   45,506            5,000                  *
Shapiro Family Trust (7)                     82,318                   54,540           27,778                  *
Joseph and Rosa Lupo                         39,854                   39,854                0                  0
Lee DeVisser Trusts                         109,856                  109,856                0                  0
Lewis M. Schott                             330,420                  253,920           76,500                  *
John J. Egan IV (8)                          24,776                   13,665           11,111                  *
Steven A. Cohen                             182,300                  182,300                0                  0
Kenneth Lissak                               31,111                   31,111                0                  0


---------------------------------------

 *    Less than 1%.

 (1)   Assumes the sale of all Shares.

 (2) On December 8, 1997, the Company issued 4,000 shares of Series A Stock to Advantage for $4 million in the aggregate. Each share of Series A Stock is convertible into shares of Common Stock and warrants to purchase shares of Common Stock ("Series A Warrants").

 (3) As a result of the issuance of the 4,000 shares of Series A Stock, the Company issued to Wharton for its services as financial consultant, warrants to purchase 60,000 shares of Common Stock at an exercise price of $4.725 per share ("Consultant Warrants"). As of January 5, 1998, Wharton assigned Consultant Warrants to purchase 12,000 shares of Common Stock to Dennis Rush. The number of shares issuable on exercise of the Consultant Warrants and the exercise price per share is subject to adjustment in certain circumstances. The Consultant Warrants expire on December 8, 2002.

 (4) Each share of Series A Stock is convertible at the option of the holder into shares of Common Stock and Series A Warrants. The number of Series A Warrants issuable on conversion of a share of Series A Stock is the number of shares of Common Stock issued on conversion per share of Series A Stock divided by 5. The exercise price per share of each Series A Warrant is $4.77 per share. Each Series A Warrant is exercisable for 5 years from the date of conversion. The number of shares of Common Stock issuable on exercise of the Series A Warrants and the exercise price per share is subject to adjustment in certain circumstances.

      The number of shares of Common Stock issuable per share of Series A Stock is determined by dividing the sum of (a) $1,000, (b) accrued and unpaid dividends, and (c) interest on dividends in arrears ("Conversion Amount") by the lesser of (1) $4.77 ("Ceiling Price") and (2) the product of the applicable Conversion Percentage and the "Average Market Price" on the conversion date. The "Conversion Percentage" is generally 85%; however, if
      (1) the Company fails to file the registration statement when required under its registration rights agreement with Advantage, (2) the registration statement is not ordered effective by the SEC within 90 days after December 8, 1997 or the Company fails to request acceleration of the effective date of such registration statement when required under such registration rights agreement, (3) the registration statement ceases to be available for use by any holder of Series A Stock that is named therein as a selling stockholder for any reason, or (4) a holder of Series A Stock becomes unable to convert any shares of Series A Stock in accordance with the Series A Certificate (other than by reason of the 4.9% limitation described below), then (A) the applicable Conversion Percentage is permanently reduced by 2% per month up to a maximum aggregate reduction in the Conversion Percentage of 10% and (B) the Ceiling Price is permanently reduced by $.0954 per month up to a maximum aggregate reduction in the Ceiling Price of $.477. However, in lieu of each such reduction, the Company can make cash payments equal to 2% of the aggregate subscription price per share ($1,000 per share) of Series A Stock (which amount is limited to 10% of the aggregate subscription price). The Conversion Amount is adjusted in the event the Company issues certain rights or warrants or distributes to the holders of securities junior to the Series A Stock evidences of indebtedness or assets. The "Average Market Price" is the average of the lowest sale price on the Nasdaq National Market on each of the five trading days having the lowest sale price during the 25 consecutive trading days prior to the conversion date.

      No holder of Series A Stock is entitled to receive shares of Common Stock on conversion of its Series A Stock or on exercise of its Series A Warrants to the extent that the sum of (1) the shares of Common Stock owned by such holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series A Stock and on exercise of the Series A Warrants would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with
      Section 13(d) of the Exchange Act, excluding shares of Common Stock so owned through ownership of unconverted shares of Series A Stock and unexercised Series A Warrants.

      If a holder tenders his or her shares of Series A Stock for conversion and does not receive certificates for all of the shares of Common Stock and Series A Warrants to which such holder is entitled when required, then, among other things, the Ceiling Price otherwise applicable to such conversion is reduced by $.0954 and the Conversion Percentage otherwise applicable to such conversion is reduced by 2%.

      Also includes 250,000 shares of Common Stock that may be issued in payment of dividends on the Series A Stock. See "Description of Capital Stock - Series A Convertible Preferred Stock."

 (5) On December 8, 1997, the Company and Advantage entered into a commitment letter pursuant to which Advantage agreed to purchase shares of a new series of preferred stock for $4 million on the same terms and conditions as the Series A Stock, subject to certain conditions. See "Description of Capital Stock - Series A Convertible Preferred Stock."

 (6) Includes 383,999 shares of Common Stock currently issuable on exercise of a warrant issued by the Company to JMI at an exercise price of $3.125 per share. This warrant expires on June 18, 2006. The number of shares of Common Stock issuable on exercise of this warrant and the exercise price per share are subject to adjustment in certain circumstances. This amount does not include 6,666 shares of Common Stock issuable on exercise of an option issued by the Company to Harry S. Gruner, a general partner of JMI Partners II, L.P. (the general partner of JMI). Mr. Gruner is a director of the Company. The current exercise price of this option is $9.00 per share.

 (7) Charlyn M. Page, trustee of the Shapiro Family Trust, is the wife of a former executive officer of the Company.

 (8) John J. Egan IV served as a consultant to the Company from February, 1996 to February, 1997.

                              PLAN OF DISTRIBUTION

      The Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from this offering. See "Use of Proceeds." The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or tranferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (1) ordinary brokers' transactions, which may include long or short sales; (2) transactions involving cross or block trades or otherwise on the Nasdaq National Market or on any other stock exchange or trading facility on which the Common Stock may be trading; (3) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (4) "at the market" to or through market makers or into an existing market for the Common Stock; (5) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (6) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or
(7) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

      In addition, the Selling Stockholders may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales. Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis.

      From time to time the Selling Stockholders may transfer, pledge, donate or assign their Shares to lenders, family members and others and each of such persons upon acquiring the Shares will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Shares beneficially owned by the Selling Stockholders who so transfer, pledge, donate or assign Shares will decrease as and when they take such actions. The plan of distribution for Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

      Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of one business day prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution, subject to certain exceptions for passive market making transactions. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

      At the time a particular offer of Shares is made, to the extent required, a supplemental prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by an underwriter for the Shares purchased from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

      In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the Selling Stockholders. Such expenses are estimated to be $50,000. The Company has also agreed to indemnify Advantage, Wharton, Rush, JMI and certain related persons against certain liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      The Company is authorized to issue up to 33,333,333 shares of Common Stock, $0.001 par value, and 13,333,333 shares of Preferred Stock, $0.001 par value.

      The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws, and by the provisions of applicable law.

COMMON STOCK

      As of December 31, 1997, there were 13,070,235 shares of Common Stock outstanding that were held of record by approximately 79 shareholders.

      The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of Common Stock are not entitled to receive dividends until all accrued and unpaid dividends are paid on the Series A Stock. Dividends, if any, may be declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of capital stock. In the event of any voluntary or involuntary liquidation, sale, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights to subscribe for any of the Company's securities or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

      The Company's Board of Directors has the authority to issue up to 13,333,333 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

      On December 8, 1997, the Company issued 4,000 shares of Series A Stock to Advantage for $4 million in the aggregate. Each share of Series A Stock is convertible into shares of Common Stock and Series A Warrants.

      As a result of the issuance of the 4,000 shares of Series A Stock, the Company issued to Wharton for its services as placement agent, Consultant Warrants to purchase 60,000 shares of Common Stock at an exercise price of $4.725 per share. As of January 5, 1998, Wharton assigned Consultant Warrants to purchase 12,000 shares of Common Stock to Dennis Rush. The number of shares issuable on exercise of the Consultant Warrants and the exercise price per share is subject to adjustment in certain circumstances. The Company also paid Wharton a fee of $200,000. The Consultant Warrants expire on December 8, 2002. The terms of the Series A Stock and the Consultant Warrants were determined by the Company's Board of Directors.

      On December 8, 1997, the Company and Advantage entered into a commitment letter ("Commitment Letter") pursuant to which Advantage agreed to purchase shares of a new series of preferred stock for $4 million on the same terms and conditions as the Series A Stock, subject to certain conditions, some of which are that (1) the Company obtain shareholder approval with respect to the issuance of the Series A Stock and any new series of preferred stock pursuant to certain rules of the Nasdaq National Market, (2) the Company's stockholders' equity is at least $13.5 million, and (3) the ratio of the Company's total liabilities to stockholders' equity is not less than 1:4. The commitment becomes effective 90 days after the Registration Statement of which this Prospectus forms a part (the "Registration Statement") has been declared effective by the SEC, and expires on December 8, 1998. The Company may terminate the Commitment Letter at any time, on ten days' prior notice. Advantage also has the right to terminate the Commitment Letter in certain circumstances. The Company is obligated to pay Advantage a non-refundable commitment fee of $3,333 per month.

      Under the Subscription Agreement dated as of December 3, 1997 between the Company and Advantage, (1) the Company agreed not to sell any equity securities or securities convertible into equity securities entitling the holder to purchase shares of the Company's Common Stock at a price below the market price of the Common Stock on the date of such issuance or acquisition ("Discounted Securities") until 90 days have elapsed since the Registration Statement has been declared effective by the SEC and (2) the Company granted Advantage a right of first refusal on sales of Discounted Securities until December 8, 1998. Under a letter dated October 22, 1997 between the Company and Wharton ("Wharton Letter"), the Company retained Wharton as its exclusive financial consultant and granted Wharton an exclusive on certain offshore or discounted financings for a period ending on the 60th day following the date the Registration Statement is declared effective by the SEC and a right of first refusal on any offshore or discounted financings until June 8, 1998. Wharton has agreed that its rights as described in the preceding sentence are subject and secondary to the rights of Advantage and do not apply to any sale of preferred stock pursuant to the Commitment Letter.

      Under the Wharton Letter, the Company is obligated to issue additional warrants to Wharton to purchase 15,000 shares of Common Stock for each $1 million of additional financing provided by persons introduced by Wharton (including the transaction contemplated by the Commitment Letter) at an exercise price of $4.725 per share and to pay Wharton a consulting fee equal to 5% of the amount raised.

      The net proceeds of the offering ($3.8 million) have been, and the net proceeds of any additional issuance of pursuant to the Commitment Letter will be, used for general working capital purposes.

      On December 3, 1997, the Company entered into a registration rights agreement with Advantage ("Advantage Registration Rights Agreement") and, on December 8, 1997, the Company entered into a registration rights agreement with Wharton ("Wharton Registration Rights Agreement" and, collectively with the Advantage Registration Rights Agreement, the "Registration Rights Agreements"). As of January 5, 1998, Dennis Rush became a beneficiary of the Wharton Registration Rights Agreement. Under the Registration Rights Agreements, the Company is obligated to file the Registration Statement with the SEC by January 7, 1998 registering the shares of Common Stock issuable upon conversion of the Series A Stock and the shares of Common Stock issuable on exercise of the Series A Warrants and the Consultant Warrants. Advantage, Wharton and Rush have also been granted certain piggy-back registration rights.

      The following is a summary of the terms of the Series A Stock:

      DIVIDENDS. Each share of Series A Stock is entitled to receive dividends at a rate of $50.00 per annum, which are cumulative and accrue without interest (other than with respect to dividends in arrears). Dividends are payable on March 1, June 1, September 1 and December 1 of each year. Dividends not paid when due bear interest at 12% per annum. The Company may pay dividends on the Series A Stock in shares of Common Stock valued at the "Computed Price" of the Common Stock. The "Computed Price" of a share of Common Stock is the product of the applicable "Conversion Percentage" (which term is described below) and the "Average Market Price." The "Average Market Price" is the average of the lowest sale price on the Nasdaq National Market on each of the five trading days having the lowest sale price during the 25 consecutive trading days prior to the measurement date, which in the case of a dividend paid in shares of Common Stock is the dividend payment date.

      No dividends may be paid on any parity dividend stock or junior dividend stock (such as the Common Stock) until all accrued and unpaid dividends are paid on the Series A Stock.

      CONVERSION RIGHTS. Each share of Series A Stock is convertible at the option of the holder into shares of Common Stock and Series A Warrants. The number of Series A Warrants issuable on conversion of a share of Series A Stock is the number of shares of Common Stock issued on conversion per share of Series A Stock divided by 5. The exercise price per share of each Series A Warrant is $4.77 per share. Each Series A Warrant is exercisable for 5 years from the date of conversion. The number of shares of Common Stock issuable on exercise of the Series A Warrants and the exercise price per share is subject to adjustment in certain circumstances.

      The number of shares of Common Stock issuable per share of Series A Stock is determined by dividing the sum of (a) $1,000, (b) accrued and unpaid dividends, and (c) interest on dividends in arrears ("Conversion Amount") by the lesser of (1) $4.77 ("Ceiling Price") and (2) the product of the applicable Conversion Percentage and the Average Market Price on the conversion date. The "Conversion Percentage" is generally 85%; however, if (1) the Company fails to file the Registration Statement when required under the Advantage Registration Rights Agreement, (2) the Registration Statement is not ordered effective by the SEC within 90 days after December 8, 1997 or the Company fails to request acceleration of the effective date of the Registration Statement when required under the Advantage Registration Rights Agreement, (3) the Registration Statement ceases to be available for use by any holder of Series Stock that is named therein as a selling stockholder for any reason, or (4) a holder of Series A Stock becomes unable to convert any shares of Series A Stock in accordance with the Series A Certificate (other than by reason of the 4.9% limitation described below), then (A) the applicable Conversion Percentage is permanently reduced by 2% per month up to a maximum aggregate reduction in the Conversion Percentage of 10% and (B) the Ceiling Price is permanently reduced by $.0954 per month up to a maximum aggregate reduction in the Ceiling Price of $.477. However, in lieu of each such reduction, the Company can make cash payments equal to 2% of the aggregate subscription price per share ($1,000 per share) of Series A Stock (which amount is limited to 10% of the aggregate subscription price). The Conversion Amount is adjusted in the event the Company issues certain rights or warrants or distributes to the holders of securities junior to the Series A Stock evidences of indebtedness or assets.

      No holder of Series A Stock is entitled to receive shares of Common Stock on conversion of its Series A Stock or on exercise of its Series A Warrants to the extent that the sum of (1) the shares of Common Stock owned by such holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series A Stock and on exercise of its Series A Warrants would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with Section 13(d) of the Exchange Act, excluding shares of Common Stock so owned through ownership of unconverted shares of Series A Stock and unexercised Series A Warrants.

      If a holder tenders his or her shares of Series A Stock for conversion and does not receive certificates for all of the shares of Common Stock and Series A Warrants to which such holder is entitled when required, then, among other things, the Ceiling Price otherwise applicable to such conversion is reduced by $.0954 and the Conversion Percentage otherwise applicable to such conversion is reduced by 2%.

      RANKING. The Series A Stock ranks (1) senior to the Common Stock, (2) on a parity with any additional series of the class of preferred stock, which series the Board of Directors may from time to time authorize, (3) on a parity with the shares of any additional class of preferred stock (or series of preferred stock of such class) that the Board of Directors or the stockholders may from time to time authorize, which class (or series thereof) by its terms ranks on a parity with the shares of Series A Stock and (4) senior to any other class or series of preferred stock (other than as stated in the immediately preceding clauses (2) and (3)) of the Company.

      STATED CAPITAL. Under the Series A Certificate, the amount to be represented in stated capital at all times for each share of Series A Stock is required to be the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) to the extent legally available, the accrued but unpaid dividends on such share of Series A Stock, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears through the date of determination by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, at the time of such determination, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the date of such determination. The Company is required to take such action as may be required to maintain the required amount of stated capital not less frequently than monthly.

      VOTING RIGHTS. The Series A Stock generally has no voting rights except as otherwise provided by the Delaware General Corporation Law. However, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Stock, voting separately as a class, will be required for
(1) any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Company's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series A Stock, or (2) the creation and issuance of any security of the Company that is senior to the Series A Stock as to dividend rights or liquidation preference; provided, however, that any increase in the authorized preferred stock of the Company or the creation and issuance of any stock that is both junior as to dividend rights and liquidation preference is not deemed to affect materially and adversely such powers, preferences or special rights and any such increase or creation and issuance may be made without any such vote by the holders of Series A Stock except as otherwise required by law.

      MANDATORY REDEMPTION. The Series A Certificate provides that the Company is not obligated to issue, upon conversion of the Series A Stock, more than the number of shares of Common Stock that the Company may issue pursuant to the rules of Nasdaq ("Maximum Share Amount"), less the aggregate number of shares of Common Stock issued by the Company as dividends on the Series A Stock. The Company will seek approval from the holders of Common Stock to issue shares of

Common Stock in connection with the Series A Stock in excess of the amounts permitted by Nasdaq Rule 4460(i)(1)(D).

      If the Company would not be obligated to convert shares of Series A Stock because of the Maximum Share Amount limitation, the Company is required to give a notice to that effect to each holder of Series A Stock. In such event, a holder may require the Company to redeem such portion of its Series A Stock that cannot be converted as a result of this limitation at the "Share Limitation
Redemption Price" per share. The "Share Limitation Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by
(b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

      In addition, the Company is obligated to redeem all outstanding shares of Series A Stock on December 8, 2000 at the "Redemption Price" per share. The "Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

      OPTIONAL REDEMPTION BY THE COMPANY. As long as the Company is in compliance in all material respects with its obligations to the holders of Series A Stock under the Series A Certificate and the Advantage Registration Rights Agreement, the Company may redeem all or, from time to time, part of the outstanding shares of Series A Stock at the Redemption Price per share.

      OPTIONAL REDEMPTION BY THE HOLDERS OF SERIES A STOCK. In the event an "Optional Redemption Event" occurs, each holder of Series A Stock has the right to require the Company to redeem all or a portion its shares of Series A Stock at the "Optional Redemption Price" per share. "Optional Redemption Event" means any one of the following: (1) for any period of five consecutive trading days there is no closing bid price of the Common Stock on any national securities exchange or the Nasdaq National Market; (2) the Common Stock ceases to be listed for trading on the Nasdaq National Market, the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the Nasdaq SmallCap Market; (3) the inability for 30 or more days (whether or not consecutive) of any holder of shares of Series A Stock who is entitled to optional redemption rights to sell such shares of Common Stock issued or issuable on conversion of shares of Series A Stock pursuant to the Registration Statement for any reason on each of such 30 days; (4) the Company fails or defaults in the timely performance of any material obligation to a holder of shares of Series A Stock under the terms of the Series A Certificate or under the Advantage Registration Rights Agreement or any other agreements or documents entered into in connection with the issuance of shares of Series A Stock; (5) any consolidation or merger of the Company with or into another entity (other than a merger or consolidation of a subsidiary of the Company into the Company or a wholly owned subsidiary of the Company) where the shareholders of the Company immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction or the common stock of such surviving corporation is not listed for trading on the Nasdaq National Market, the NYSE, the AMEX or the Nasdaq SmallCap Market; or (6) the taking of any action, including any amendment to the Company's Certificate of Incorporation, that materially and adversely affects the rights of any holder of shares of Series A Stock.

      The "Optional Redemption Price" is the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on the share of Series A Stock to be redeemed, and
(3) an amount equal to the accrued and unpaid interest on dividends in arrears on such share through the applicable redemption date by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for the redemption pursuant to this provision of the Series A Certificate, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the redemption date.

      LIMITATIONS ON REDEMPTIONS AND TENDER OFFERS. Neither the Company nor any subsidiary of the Company may redeem, repurchase or otherwise acquire any shares of Common Stock or other securities of the Company junior to the Series A Stock in dividend rights or liquidation preference ("Junior Stock") if the number of shares so repurchased, redeemed or otherwise acquired in such transaction or series of related transactions (excluding any shares surrendered to the Company in accordance with one of its stock option plans) is more than either (x) 5% of the number of shares of Common Stock or such Junior Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions or (y) 1% of the number of shares of Common Stock or Junior Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions if such transaction or series of related transactions is with any one person or group of affiliated persons, unless the Company or such subsidiary offers to purchase for cash from each holder of shares of Series A Stock at the time of such redemption, repurchase or acquisition the same percentage of such holder's shares of Series A Stock as the percentage of the number of outstanding shares of Common Stock or Junior Stock, as the case may be, to be so redeemed, repurchased or acquired at a purchase price per share of Series A Stock equal to the greater of (i) the quotient obtained by dividing (a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on such share of Series A Stock, plus (3) an amount equal to the accrued and unpaid interest on dividends in arrears through the date of purchase by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for this purchase, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the arithmetic average of the closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to the date of purchase.

      Neither the Company nor any subsidiary of the Company may (1) make any tender offer or exchange offer ("Tender Offer") for outstanding shares of Common Stock, unless the Company contemporaneously therewith makes an offer, or (2) enter into an agreement regarding a Tender Offer for outstanding shares of Common Stock by any person other than the Company or any subsidiary of the Company, unless such person agrees with the Company to make an offer, in either such case to each holder of outstanding shares of Series A Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series A Stock held by such holder as the percentage of outstanding shares of Common Stock offered to be purchased in such Tender Offer at a price per share of Series A Stock equal to the greater of (i) the quotient obtained by dividing
(a) the sum of (1) $1,000, (2) an amount equal to the accrued but unpaid dividends on such share of Series A Stock, and (3) an amount equal to the accrued and unpaid interest on dividends in arrears through the date of purchase by (b) the applicable Conversion Percentage and (ii) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock that would, but for this purchase, be issuable on conversion of one share of Series A Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears (determined without regard to the 4.9% limitation) times (y) the highest price per share of Common Stock offered in such Tender Offer.

      SINKING FUND. The shares of Series A Stock are not subject to the operation of a purchase, retirement or sinking fund.

      LIQUIDATION PREFERENCE. The holders of the Series A Stock are entitled to a liquidation preference of $1,000 per share plus accrued and unpaid dividends plus interest on accrued and unpaid dividends in arrears.

                                  LEGAL MATTERS

      Certain legal matters with respect to the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, 1800 Massachusetts Avenue, N.W., Washington, D.C. 20036.

                                     EXPERTS

      The balance sheets as of December 31, 1995 and 1996 and the statements of operations, shareholders' equity (deficit) and cash flows for the period from and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

No dealer,  salesperson  or any other
person  is  authorized  to  give  any
information    or   to    make    any
representations  in  connection  with
this  Prospectus  and,  if  given  or
made,     such     information     or                   3,554,151 Shares
representations  must  not be  relied
upon as having been authorized by the
Company.  This  Prospectus  does  not
constitute  an  offer  to  sell  or a
solicitation  of an  offer to buy any
security  other  than the  securities
offered  by  this  Prospectus,  or an                  V-ONE CORPORATION
offer to sell or a solicitation of an
offer to buy any securities by anyone
in any  jurisdiction  in  which  such
offer   or    solicitation   is   not
authorized   or  is   unlawful.   The                     COMMON STOCK
delivery  of  this  Prospectus  shall
not, under any circumstances,  create
any implication  that the information
herein  is  correct  as of  any  time
subsequent   to  the   date   of  the
Prospectus.                                             ----------------

       ------------------------                            PROSPECTUS
                                                        ----------------

          TABLE OF CONTENTS

                                 PAGE

Available Information...........   3                   ___________, 1998
Incorporation of Certain
  Documents by Reference........   3
The Company.....................   4
Risk Factors....................   5
Use of Proceeds.................  14
Selling Stockholders............  14
Plan of Distribution............  17
Description of Capital Stock....  19
Legal Matters...................  26
Experts.........................  26

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses expected to be incurred by the Company in connection with the sale and distribution of the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

            SEC registration fee...................... $ 3,931.78
            Listing fees..............................       *
            Printing and engraving expenses...........       *
            Legal fees and expenses ..................       *
            Accounting fees and expenses..............       *
            Miscellaneous fees and expenses...........       *
                                                       ----------
                  Total............................... $     *
                                                       ==========
---------------------

*  To be supplied by amendment.

Item 15.    Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

      Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer, employee or agent (including each former director, officer, employee or agent) of the Company who was or is made party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

      Article VI, Section 6.1 of the Company's Amended Bylaws provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he/she is or was a Director, officer, agent or employee of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against any expenses (including attorneys fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Notwithstanding the foregoing, no Director shall be indemnified nor held harmless in violation of the provisions set forth in the Company's Amended and Restated Certificate of Incorporation; and no Director, officer, agent or employee shall be indemnified nor held harmless by the Company unless:

       (i) In the case of conduct in his/her official capacity with the Company, he/she acted in good faith and in a manner he/she reasonably believed to be in the best interest of the Company;

       (ii) In all other cases, his/her conduct was at least not opposed to the best interests of the Company nor in violation of the Amended and Restated Certificate of Incorporation, Bylaws or any agreement entered into by the Company; and

       (iii)In the case of any criminal proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.

Exhibit 16.  Exhibits.

       Number        Description Of Exhibit
       ------        ----------------------
       5             Opinion of Kirkpatrick & Lockhart LLP*
       23.1          Consent of Coopers & Lybrand L.L.P.
       23.2          Consent of Kirkpatrick & Lockhart LLP (included in
                     Exhibit 5.1)*
       24            Power of Attorney (see page II-5)

---------------------

*To be filed by amendment.

Exhibit 17.  Undertakings.

       (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii)To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement;

                   PROVIDED,  HOWEVER,  that paragraphs (a)(1)(i) and (a)(1)(ii)
                  do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That,  for the purpose of determining  any liability  under the
            Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)  To  remove  from   registration  by  means  of  post-effective
            amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on this 7th day of January, 1998.

                                    V-ONE CORPORATION



                                    By:   /s/ David D. Dawson
                                          -------------------------------------
                                          David D. Dawson
                                          President and Chief Executive Officer



      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, James F. Chen and Charles B. Griffis, or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full of power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                          Title                           Date
----                          -----                           ----
/s/ David D. Dawson                                           January 7, 1998
-------------------
David D. Dawson               President, Chief Executive
                              Officer and Director

/s/ Charles B. Griffis                                        January 7, 1998
----------------------
Charles B. Griffis            Senior Vice President
                              and Chief Financial Officer
                              (Principal Financial and
                               Accounting Officer)

/s/ James F. Chen                                             January 7, 1998
-----------------
James F. Chen                 Chairman of the Board
                              and Director

/s/ Charles C. Chen                                           January 7, 1998
-------------------
Charles C. Chen               Director

/s/ Harry S. Gruner                                           January 7, 1998
-------------------
Harry S. Gruner               Director

/s/ William E. Odom                                           January 7, 1998
-------------------
William E. Odom               Director